Exhibit 99.1

January 26, 2020

Franklin Financial Reports 2020 Q4 Earnings

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $4.6 million ($1.04 per diluted share) for the fourth quarter ended December 31, 2020, compared to third quarter 2020 earnings of $3.5 million ($0.79 per diluted share) and fourth quarter 2019 earnings of $4.4 million ($1.01 per diluted share). Net income for the full year of 2020 was $12.8 million ($2.93 per diluted share) compared with $16.1 million ($3.67 per diluted share) for the same period in 2019.

 A summary of operating results for the fourth quarter and year-to-date 2020 are as follows:

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Net interest income was $11.0 million for the fourth quarter of 2020, compared to $10.4 million for the fourth quarter of 2019. The net interest margin was 3.08% for the fourth quarter of 2020, compared to 3.50% for the fourth quarter of 2019. Year-to-date net interest income was $42.0 million in 2020, compared to $42.1 million in 2019 and the net interest margin fell from 3.68% in 2019 to 3.21% in 2020. The year-to-date yield on earning assets fell by 0.78% from 4.29% in 2019 to 3.51% in 2020 as all asset classes had lower yields in 2020 as market rates decreased during the year. The cost of interest-bearing deposits fell from 0.77% in 2019 to 0.35% in 2020 as the Bank reduced deposit rates to offset lower asset yields. The cost of total deposits fell from 0.64% in 2019 to 0.28% in 2020 and fell further to 0.16% in the month of December 2020.

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Earning assets year-to-date 2020 averaged $1.4 billion compared to $1.2 billion for the same period in 2019. The average balance of the investment portfolio increased $141.6 million, primarily in the municipal bond portfolio. The year-to-date average balance of the loan portfolio increased from $964.6 million in 2019 to $992.0 million in 2020. The average balance of the commercial loan portfolio increased $19.3 million over 2019. The increase is primarily due to the addition of Paycheck Protection Program (PPP) loans which totaled $52.3 million at December 31, 2020 and increased the average balance of the commercial loan portfolio $41.3 million year-to-date. The average balance of deposits for 2020 increased $142.9 million over the prior year average with every deposit category increasing except for time deposits.

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A reversal of $725 thousand was recorded for the provision for loan loss expense for the fourth quarter of 2020 and a provision expense of $4.6 million was made for the 2020 year. This compares to a provision expense of $0 and $237 thousand for the same respective periods in 2019. The increase in the 2020 provision expense compared to 2019 is the result of an increase in several qualitative factors in the allowance for loan loss calculation due to the economic effects and impact of the COVID-19 pandemic. Certain qualitative factors were reduced in the fourth quarter of 2020, resulting in the reversal of the provision expense for the quarter. The allowance for loan loss ratio was 1.66% of gross loans as of December 31, 2020, compared to 1.28% at December 31, 2019. Excluding the PPP loans, the allowance for loan loss ratio was 1.75% at year-end 2020.

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 Noninterest income declined $901 thousand to $4.2 million in the fourth quarter of 2020 compared to $5.1 million for the same quarter of 2019. The decline is due primarily to gains on the sale of other real estate ($326 thousand), and bank premises ($597 thousand) during the fourth quarter of 2019.  For the year, noninterest income was $15.1 million, down $340 thousand over 2019. Year-to-date, gains on the sale of mortgages totaled $1.5 million, an increase of $1.1 million over 2019 and gains on bank-owned life insurance policies increased $645 year-over-year. These increases were offset by the gains previously mentioned and fewer gains on the sale of securities in 2020.

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Noninterest expense for the fourth quarter of 2020 was $10.5 million compared to $10.3 million for the same quarter of 2019. For the year, noninterest expense was $39.4 million, $1.1 million more than $38.3 million in the prior year. Year-to-date, the largest expense increases occurred in data processing ($425 thousand), FDIC insurance ($359 thousand) and salaries and benefits ($249 thousand). In the second quarter of 2020, the Bank made a $100 thousand contribution to various social service and first responder organizations in the local communities.

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The Corporation recorded a reversal of $1.1 million to its income tax expense in the second quarter of 2020 due to a benefit from the passage of the Coronavirus Aid, Relief and Economic Security Act (the CARES Act) in March 2020. The CARES Act allows for net operating losses (NOL) incurred in 2018, 2019 and 2020 to be carried back to offset taxable income earned during the five-year period prior to the year in which the NOL was incurred. The Corporation incurred an NOL in 2018 that it is able to carryback to prior periods when the statutory rate for the Corporation was 34% as compared to the current rate of 21%.

Total assets at December 31, 2020 were $1.535 billion compared $1.269 billion at December 31, 2019. Significant balance sheet changes since December 31, 2019 include:

•	Short-term interest-bearing deposits in other banks decreased $26.7 million while the investment portfolio increased $209.5 million.
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The net loan portfolio increased $70.3 million (7.6%) during 2020 over the year-end 2019 balance. Growth in the portfolio occurred primarily in commercial loans from PPP activity, and to a lesser extent, in commercial real estate and home equity lines of credit. The Bank held $52.3 million of PPP loans (5.18% of gross loans) at December 31, 2020. The PPP is administered by the Small Business Administration (SBA) and loans issued under the program are fully guaranteed by the SBA. These loans have an interest rate of 1%, plus the Bank earned an origination fee ranging from 3% to 5% of the originated loan balance. The Bank is recognizing the PPP fees over the contractual life of the PPP loans (two years or five years). As PPP loans are granted forgiveness by the SBA, fee recognition will accelerate. The Bank has $1.3 million of PPP fees remaining to be recognized at December 31, 2020.

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At December 31, 2020, the Bank had $67.6 million of modified loans compared to $82.5 million at September 30, 2020 and $196.5 million at June 30, 2020. The current balance is comprised primarily of 20 loans to hotels for $46.5 million, three loans in the entertainment sector for $14.1 million and one loan for $4.7 million in rental real estate.

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Deposits increased $229.2 million (20.3%) from year-end 2019, with all deposit products showing an increase except time deposits. Based on current information known to management, it appears that the increases seem to stem from government stimulus payments to consumers and businesses, lower spending as economic activity was limited by the pandemic and the sense of security offered by bank deposits in uncertain economic times.

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In the third quarter of 2020, the Corporation issued $20.0 million of subordinated notes. At December 31, 2020, the Corporation was well-capitalized with a total risk-based capital ratio of 17.45% and a Tier 1 leverage ratio of 8.69%

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Shareholders’ equity increased $17.6 million, from the end of 2019, due primarily to an increase in accumulated other comprehensive income from an increase in the value of the investment portfolio. Retained earnings increased $7.6 million from the end of 2019. The book value of the Corporation’s common stock increased from $29.30 at December 31, 2019 to $33.07 per share at year-end 2020. The Corporation suspended activity in its 2019 stock repurchase plan on March 19, 2020. In December 2020, a repurchase plan was approved to repurchase 150,000 shares over a one-year period.

“Working through 2020 has been a challenge for everyone including us, but it has helped to propel us forward by forcing us to adopt more digital resources and rethink how we do business, which will benefit our customers and shareholders,” said Timothy G. Henry, President and CEO. “While the Covid-19 Pandemic continues to be an issue, to date significant credit losses have not materialized and the majority of the remaining relationships on payment deferral are making interest payments. As a result of the performance of our loan portfolio, and our strong capital position, we were able to reverse a portion of our provision for loan loss expense while still maintaining a 1.66% loan loss ratio against the risk of future credit deterioration. We have been pleased with our response to the Paycheck Protection Program and the growth of our residential mortgage originations and resulting fee income. Our short-term challenges going forward will be loan portfolio growth, while maintaining good credit quality, and improving the bank’s overall operating efficiency. Given the strength of the Bank’s balance sheet and how well the Bank’s team of employees handled the challenges of 2020, I believe we are well positioned to be successful in 2021.”

Additional information on the Corporation’s COVID-19 response and financial updates are available on our website at www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.5 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of the coronavirus COVID-19 pandemic and responses thereto, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Twelve Months Ended
(Dollars in thousands, except per share data)	12/31/2020	9/30/2020	12/31/2019	12/31/20	12/31/2019	% Change

Interest income	$11,871	$11,237	$12,130	$45,939	$49,235	(6.7)
Interest expense	878	854	1,734	3,978	7,113	(44.1)
Net interest income	10,993	10,383	10,396	41,961	42,122	(0.4)
Provision for loan losses	(725)	375	-	4,625	237	1851.5
Noninterest income	4,182	3,603	5,083	15,084	15,424	(2.2)
Noninterest expense	10,541	9,649	10,304	39,362	38,314	2.7
Income before income taxes	5,359	3,962	5,175	13,058	18,995	(31.3)
Income taxes	806	500	780	258	2,880	(91.0)
Net income	$4,553	$3,462	$4,395	$12,800	$16,115	(20.6)

Diluted earnings per share	$$1.04	$$0.79	$$1.01	$$2.93	$$3.67	(20.2)
Regular cash dividends declared	$$0.30	$$0.30	$$0.30	$$1.20	$$1.17	2.6

Balance Sheet Highlights (as of)	12/31/2020	9/30/2020	12/31/2019
Total assets	$1,535,038	$1,511,213	$1,269,157
Investment and equity securities	397,331	346,774	187,873
Loans, net	992,915	1,005,807	922,609
Deposits	1,354,573	1,336,749	1,125,392
Shareholders' equity	145,176	139,574	127,528

Assets Under Management (fair value)
Investment and Trust Services	836,381	775,013	790,949
Held at third party brokers	112,624	106,238	127,976

	As of and for the Three Months Ended			For the Twelve Months Ended
Performance Ratios	12/31/2020	9/30/2020	12/31/2019	12/31/20	12/31/2019
Return on average assets*	1.18%	0.94%	1.36%	0.91%	1.29%
Return on average equity*	12.94%	10.14%	13.83%	9.56%	13.17%
Dividend payout ratio	28.89%	37.72%	29.58%	40.83%	31.74%
Net interest margin*	3.08%	3.02%	3.50%	3.21%	3.68%
Net loans charged-off (recovered)/average loans*	-0.14%	-0.09%	0.09%	-0.02%	0.07%
Nonperforming loans / gross loans	0.87%	0.93%	0.42%
Nonperforming assets / total assets	0.57%	0.63%	0.31%
Allowance for loan loss / loans	1.66%	1.68%	1.28%
Book value, per share	$33.07	$31.93	$29.30
Tangible book value	$31.02	$29.87	$27.23
Market value, per share**	$27.03	$21.38	$38.69
Market value/book value ratio	81.74%	66.96%	132.05%
Market value/tangible book value	87.13%	71.58%	142.11%
Price/earnings multiple*	6.50	6.77	9.50
Current quarter dividend yield	4.44%	5.61%	3.10%
* Annualized